Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

September 30, 2016

LSC Communications, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by LSC Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,500,000 shares of Common Stock, $0.01 par value per share (the “Registered Shares”), of the Company that may be issued under the 2016 LSC Communications, Inc. Performance Incentive Plan (the “PIP Plan”) and the registration of $15,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company that are issuable pursuant to the LSC Communications Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan” and, together with the PIP Plan, the “Plans”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-laws, the Plans, the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Plans, and the proposal adopted by the sole stockholder of the Company relating to the PIP Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

September 30, 2016

Based on the foregoing, we are of the opinion that each Registered Share that is newly issued pursuant to the PIP Plan will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with the PIP Plan; and (iii) certificates representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with the PIP Plan.

We are also of the opinion that the Deferred Compensation Obligations, when issued in accordance with the terms of the Deferred Compensation Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Deferred Compensation Plan, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles regardless of whether considered in a proceeding in equity or at law, including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

In addition, the Deferred Compensation Plan is designed to be a top-hat plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the Deferred Compensation Plan document comply with the requirements of ERISA applicable to top hat plans. We express no opinion as to whether the Deferred Compensation Plan is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Deferred Compensation Plan would constitute a select group of management or highly compensated employees.

This opinion letter is limited to Title I of ERISA, the laws of the State of Illinois and the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, other federal laws of the United States of America or any state securities or blue sky laws.

September 30, 2016

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP